Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated September 5, 2024 (this “Amendment”), by and between Clarus Corporation, a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”).

WHEREAS, the parties have entered into a Rights Agreement, dated as of February 12, 2008 (the “Agreement”);

WHEREAS, pursuant to Section 27 of the Agreement, so long as the Rights are still redeemable, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of Rights or Common Shares;

WHEREAS, as of the date hereof, the Rights are still redeemable; and

WHEREAS, the parties desire to amend the Agreement to (i) clarify the definitions of “Acquiring Person”, “Beneficial Owner”, “Beneficially Own”, “Beneficial Ownership” and “Exempt Person”, in Section 1 of the Agreement, (ii) revise Section 33 of the Agreement, entitled “Determination and Actions by the Board” and (iv) add a new Section 35 of the Agreement, entitled “Process to Seek Exemption”, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2. Amendments to the Agreement. As of the Effective Date (as defined in 3 below), the Agreement is hereby amended or modified as follows:

(a) Section 1(a) of the Agreement is hereby amended to add the following sentence at the end of such Section: “For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made pursuant to and in accordance with Section 382 of the Code and the Treasury Regulations promulgated thereunder and/or the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act.”

(b) Section 1(c) of the Agreement is hereby deleted in its entirety and is replaced with the following:

“(c) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” or have “Beneficial Ownership” of any securities:

(i)	which such Person or any of such Person’s Affiliates or Associates directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (A) voting power which includes the power to vote, or to direct the voting of, such security, provided that, without limiting Section 1(c)(v), the foregoing shall apply only if the effect of such contract, arrangement, understanding, or relationship is to treat such Person, or any of such Person’s Affiliates or Associates, as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations promulgated under Section 382 of the Code (except that a Person shall not be deemed to be the Beneficial Owner of any security under this clause (A) if such voting power arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by means of a solicitation statement filed on Schedule 14A), and/or (B) investment power which includes the power to dispose, or to direct the disposition of such security;

(ii)	which such Person or any of such Person’s Affiliates or Associates directly or indirectly, has the Right to Acquire; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, (w) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (x) securities which such Person has a Right to Acquire upon the exercise of Rights at any time prior to the time that any Person becomes an Acquiring Person (except to the extent the acquisition or transfer of such rights, options or warrants would be treated as exercised on the date of its acquisition or transfer under Section 1.382-4(d) of the Treasury Regulations under Section 382 of the Code), or (y) securities issuable upon the exercise of Rights from and after the time that any Person becomes an Acquiring Person if such Rights were acquired by such Person or any of such Person’s Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(a) or Section 22 (“Original Rights”) or pursuant to Section 11(i) or Section 11(n) with respect to an adjustment to Original Rights;

(iii)	which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with whom such Person or any of such Person’s Affiliates or Associates, has an agreement, arrangement or understanding to act together for the purpose of acquiring, holding, voting or disposing of any securities of the Company, provided that the foregoing shall apply only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations under Section 382 of the Code (except that a Person shall not be deemed to be the Beneficial Owner of any security under this Section 1(c)(iii) if such voting power arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by means of a solicitation statement filed on Schedule 14A);

(iv)	of which such Person would otherwise be deemed to be the beneficial owner pursuant to Rule 13d-3 under the Exchange Act, provided that, without limiting Section 1(c)(v), the foregoing shall apply to someone deemed the beneficial owner pursuant to Rule 13d-3 under the Exchange Act as a result of an agreement, arrangement, understanding, or relationship only if the effect of such agreement, arrangement, understanding, or relationship is to treat such Person, or any of such Person’s Affiliates or Associates, as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations promulgated under Section 382 of the Code; or

(v)	which such Person would be deemed to actually or constructively own for purposes of Section 382 of the Code, or any successor provision or replacement provision.

Notwithstanding the foregoing, no Person shall be deemed to be the “Beneficial Owner” of, to have “Beneficial Ownership” of or to “Beneficially Own” any securities which such Person or any of such Person’s Affiliates or Associates would otherwise be deemed to “Beneficially Own” pursuant to this Section 1(c): (x) as a result of any agreement, arrangement, understanding or relationship unless the effect thereof is to treat such Person, or any of such Person’s Affiliates or Associates, as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations promulgated under Section 382 of the Code, (y) solely as a result of the Right to Acquire such securities unless the acquisition or transfer of such Right to Acquire would be deemed, on the date of such acquisition or transfer, to constitute the exercise of such Right to Acquire for the purposes of Section 1.382-4(d) of the Treasury Regulations promulgated under Section 382 of the Code, or (z) solely as a result of any merger or other acquisition agreement between the Company and such Person (or one or more of such Person’s Affiliates or Associates), or any tender, voting or support agreement entered into by such Person (or one or more of such Person’s Affiliates or Associates) in connection therewith, if, prior to such Person becoming an Acquiring Person, the Board of Directors has approved such merger or other acquisition agreement, or such tender, voting or support agreement.

No Person who is an officer, director or employee of the Company, a Related Person or an Exempt Person shall be deemed, solely by reason of such Person’s status or authority as such, to be the “Beneficial Owner” of, to have “Beneficial Ownership” of or to “Beneficially Own” any securities that are “Beneficially Owned” (as defined in this Section 1(c)), including, without limitation, in a fiduciary capacity, by the Company, a Related Person or an Exempt Person or by any other such officer, director or employee of the Company, a Related Person or an Exempt Person.”

(a)	Section 1(j) of the Agreement is hereby deleted in its entirety and is replaced with the following:

“(j) “Exempt Person” shall mean (i) any Person deemed to be an “Exempt Person” in accordance with Section 35 for so long as such Person complies with any limitations or conditions required by the Board of Directors in making such determination, (ii) any other Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of shares in excess of 4.9% of the then-outstanding Common Shares will not, as determined by the Board of Directors in its sole discretion, jeopardize or endanger the value or availability to the Company of the NOLs or as otherwise determined by the Board of Directors, in its sole discretion, and (iii) any other Person if the Board of Directors has determined in good faith that such Person shall be an “Exempt Person”; provided, however, that any Person deemed to be an “Exempt Person” pursuant to clauses (i) or (ii) will cease to be an “Exempt Person” if the Board of Directors thereafter makes a determination that such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) would, notwithstanding its prior determination to the contrary, jeopardize or endanger the value or availability to the Company of the NOLs or the Board of Directors otherwise determines it is not in the best interests of the Company that such Person be an “Exempt Person.””

(b)	A new Section 1(gg) is hereby added immediately following the new Section 1(ff) of the Agreement, which shall read as follows:

“(gg) “Right to Acquire” shall mean a legal, equitable or contractual right to acquire any securities (whether directly or indirectly and whether exercisable immediately, or only after the passage of time, compliance with regulatory requirements, fulfillment of a condition or otherwise), pursuant to any agreement, arrangement or understanding, whether or not in writing (excluding customary agreements entered into in good faith with and between an underwriter and selling group members in connection with a firm commitment underwriting registered under the Securities Act of 1933, as amended (the “Securities Act”)), or upon the exercise of any option, warrant or right, through conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, pursuant to the power to terminate a repurchase or similar so-called “stock borrowing” agreement or arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement.”

(c)	Section 33 of the Agreement is hereby deleted in its entirety and is replaced with the following:

“33. Determination and Actions by the Board. Without limiting any of the rights and immunities of the Rights Agent, the Board of Directors shall have the power and authority to administer this Agreement and to exercise the rights and powers specifically granted to the Board of Directors or to the Company, or as may be necessary or advisable, as determined by the Board of Directors, in the administration of this Agreement. The Rights Agent is entitled to assume the Board of Directors acted in good faith and shall be fully protected and incur no liability in reliance thereon.”

(d)	A new Section 35 is hereby added immediately following Section 34 of the Agreement, which shall read as follows:

“35. Process to Seek Exemption. Any Person who desires to effect any acquisition of Common Shares that might, if consummated, result in such Person (together with its Affiliates and Associates) Beneficially Owning 4.9% or more of the then outstanding Common Shares (a “Requesting Person”) may, prior to the Share Acquisition Date and in accordance with this Section 35, request that the Board of Directors grant an exemption with respect to such acquisition under this Agreement so that such Person would be deemed to be an “Exempt Person” under clause (i) of Section 1(j) hereof for purposes of this Agreement (an “Exemption Request”). An Exemption Request shall be in proper form and shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the principal executive office of the Company. The Exemption Request shall be deemed made upon receipt by the Secretary of the Company. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number and percentage of Common Shares then Beneficially Owned by the Requesting Person, together with all Affiliates and Associates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Common Shares aggregating 4.9% or more of the then outstanding Common Shares and the maximum number and percentage of Common Shares that the Requesting Person proposes to acquire. The Board of Directors shall endeavor to respond whether to grant an exemption in response to an Exemption Request as promptly as practicable (and, in any event, within twenty (20) Business Days) after receipt thereof; provided, that the failure of the Board of Directors to respond within such period shall be deemed to constitute the denial by the Board of Directors of the Exemption Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Company or the Board of Directors and its advisors to assist the Board of Directors in making its determination. The Board of Directors shall grant an exemption in response to an Exemption Request only if the Board of Directors determines in its sole discretion that the acquisition of Beneficial Ownership of Common Shares by the Requesting Person (i) will not jeopardize or endanger the value or availability to the Company of the NOLs or (ii) is otherwise in the best interests of the Company. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that it will not acquire Beneficial Ownership of Common Shares in excess of the maximum number and percentage of shares approved by the Board of Directors), in each case as and to the extent the Board of Directors shall determine necessary or desirable to provide for the protection of the Company’s NOLs. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Exemption Request and the Board of Directors’ determination with respect thereto, unless the information contained in the Exemption Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available or is required to be disclosed by applicable law or regulation.”

3. Date of Effectiveness; Limited Effect. This Amendment will be deemed effective on the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either party that would require the waiver or consent of the other party. On and after the Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with the Agreement will mean and be a reference to the Agreement as amended by this Amendment.

4. Miscellaneous.

(a) This Amendment is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of such State.

(b) This Amendment shall inure to the benefit of and be binding upon each of the parties and each of their respective successors and assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

CLARUS CORPORATION

By:	/s/ Michael J. Yates
Name: Michael J. Yates
Title: Chief Financial Officer

Equiniti Trust Company, LLC

By:	/s/ Adam E. Burke
Name: Adam E. Burke
Title: EVP, Chief Customer Officer